FOR:	International Speedway Corporation

CONTACT:	Wes Harris
Senior Director, Corporate and Investor Communications
(386) 947-6465
INTERNATIONAL SPEEDWAY CORPORATION REPORTS RESULTS
FOR THE FIRST QUARTER OF FISCAL 2009
~Company Updates Full-Year Financial Guidance~
     DAYTONA BEACH, Fla. — April 7, 2009 — International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported results for the fiscal first quarter ended February 28, 2009.
     “While pleased with the level of excitement and competition on the track as well as the fans’ avid support of NASCAR, we are not immune to the broader macroeconomic challenges facing all businesses,” said ISC President Lesa France Kennedy. “We are addressing these challenges on a number of fronts. Most notably, we are making it more affordable for our fans to attend our events by reducing ticket prices, providing value-added opportunities to enhance the guest experience, and working with community partners to further reduce the overall cost of attending a race. Also, given the close scrutiny that is being placed on marketing budgets, we have escalated our efforts to provide our corporate partners with innovative marketing solutions that deliver a clearly measurable return on investment.”
     Ms. France Kennedy continued, “On the expense side, we are aggressively managing our controllable expenses to scale the events appropriately without detrimentally impacting the experience for our fans. We have also undertaken a company-wide initiative to reduce pricing and, when appropriate, scope of services with vendors and suppliers. All of these cost control measures are designed to ensure that our business remains strong and continues to generate substantial cash flow. Lastly, we are maintaining a solid capital structure that allows us to weather any short-term volatility while providing us the flexibility to capitalize on potential opportunities that will increase shareholder value.”
First Quarter Comparison
     Total revenues for the first quarter decreased to $166.1 million, compared to revenues of $193.9 million in the prior-year period. Operating income was $50.0 million during the period compared to $66.9 million in the first quarter of fiscal 2008. In addition to the macroeconomic challenges, quarter-over-quarter comparability was impacted by:
-more-

ISC REPORTS 2009 FIRST QUARTER RESULTS	PAGE 2
•	Exceptionally strong consumer and corporate demand for the 50th running of the Daytona 500 and surrounding events in the first quarter of 2008. The historic race provided unique opportunities to drive revenue above the otherwise strong appeal of one of sport’s most marquee events.

•	The 2008 first quarter also included a non-cash charge of $3.8 million, or $0.07 per diluted share after tax, to correct the carrying value of certain other assets as of November 30, 2007. In addition, the first quarter of 2008 included an impairment charge of $0.7 million, or $0.01 per diluted share after tax, related to charges for the fill removal process on the Company’s Staten Island property and, to a lesser extent, the net book value of certain assets retired from service.

•	The first quarter of 2009 included a $1.6 million, or $0.03 per diluted share after tax, charge for equity in net loss from equity investments related to Motorsports Authentics, LLC (“MA”), the Company’s motorsports-related merchandise 50/50 joint venture with Speedway Motorsports Inc. The 2008 first quarter included equity income of $1.1 million, or $0.02 per diluted share after tax, due to the strong product sales primarily associated with a new team, car number and sponsor for Dale Earnhardt, Jr., NASCAR’s most significant licensee. In addition, merchandise sales from the 50th running of the Daytona 500 drove strong results for the prior year period.
     Net income was $25.1 million, or $0.52 per diluted share, compared to net income of $36.2 million, or $0.71 per diluted share, in the prior year. Excluding the aforementioned correction of certain other assets’ carrying value amounts; impairment charges; operating results from the Company’s equity investment; and, accelerated depreciation of $0.5 million, or $0.01 per diluted share after tax, for certain office and related buildings in Daytona Beach associated with the Company’s previously announced Daytona Live! project (the 2008 first quarter also included similar accelerated depreciation charges), non-GAAP (defined below) net income for the first quarter of 2009 was $27.2 million, or $0.56 per diluted share. Non-GAAP net income for the first quarter of 2008 was $39.7 million, or $0.78 per diluted share.
GAAP to Non-GAAP Reconciliation
     The following financial information is presented below using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.
     The 2008 adjustments relate to: a benefit for equity in net income from equity investment; accelerated depreciation for certain office and related buildings in Daytona Beach; the impairment of long-lived assets associated with the fill removal process on the Staten Island property and the net book value of certain assets retired from service; and, a non-cash charge to correct the carrying value of certain other assets.

ISC REPORTS 2009 FIRST QUARTER RESULTS	PAGE 3
     The adjustments for 2009 relate to: a charge for equity in net loss from equity investment; accelerated depreciation for certain office and related buildings in Daytona Beach; and, the impairment of long-lived assets associated with the net book value of certain assets retired from service,.
     The Company believes such non-GAAP information is useful and meaningful to investors, and is used by investors and ISC to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP.

	(In Thousands, Except Per Share Amounts)
	(Unaudited)
	Three Months Ended
	February 29, 2008	February 28, 2009

Net income	$36,211	$25,146

Loss from discontinued operations, net of tax	31	42

Income from continuing operations	36,242	25,188
Equity in net (income) loss from equity investment, net of tax	(1,102)	1,639

Consolidated income from continuing operations excluding equity in net (income) loss from equity investment	35,140	26,827

Adjustments, net of tax:
Additional depreciation	320	309
Impairment of long-lived assets	448	33
Correction of certain other assets’ carrying value	3,758	—

Non-GAAP net income	$39,666	$27,169

Per share data:
Diluted earnings per share	$0.71	$0.52

Loss from discontinued operations, net of tax	—	—

Income from continuing operations	0.71	0.52
Equity in net (income) loss from equity investment	(0.02)	0.03

Consolidated earnings per share from continuing operations excluding equity in net (income) loss from equity investment	0.69	0.55

Adjustments, net of tax:
Additional depreciation	0.01	0.01
Impairment of long-lived assets	0.01	—
Correction of certain other assets’ carrying value	0.07	—

Non-GAAP diluted earnings per share	$0.78	$0.56

Recent Events
     For the start of the motorsports season, Daytona hosted its annual lineup of events branded DIRECTV Speedweeks®, which combines the best sports car, truck and stock car racing in the world, and culminates with the Daytona 500®. The multi-week lineup began with the prestigious Grand-Am Rolex 24, which was highlighted by the closest finish in the 47-year history of the event.

ISC REPORTS 2009 FIRST QUARTER RESULTS	PAGE 4
     DIRECTTV Speedweeks® continued with several exciting stock car and truck racing events, culminating with the 51st running of the Daytona 500®. While this year’s “The Great American Race®” featured some of the most thrilling competition in recent memory, unfortunately the event was rained shortened to only 152 of the scheduled 200 laps. The weekend following, NASCAR’s Sprint Cup, Nationwide and Camping World Truck series returned to Auto Club Speedway, which is located near Los Angeles, the nation’s second largest media market.
     Subsequent to the fiscal first quarter, Daytona hosted a successful week of motorcycle racing that included the Daytona Supercross and the 68th running of the Daytona 200®. Auto Club Speedway also held a weekend of exciting motorcycle racing. Finally, the NASCAR Sprint Cup and Camping World Truck series raced at the historic half-mile short track of Martinsville Speedway.
     For the remainder of the second quarter, the Company will host four Sprint Cup and Nationwide series weekends at Phoenix International Raceway, Talladega Superspeedway, Richmond International Raceway and Darlington Raceway. The Talladega weekend will also include an ARCA/RE-MAX event. In addition, Kansas Speedway will host an IRL IndyCar and NASCAR Camping World Truck weekend.
     From a marketing partnership perspective, ISC recently signed event entitlement positions for its NASCAR Sprint Cup races at Watkins Glen International, Darlington and Kansas. As a result, ISC has only one Sprint Cup and three Nationwide title sponsorships that are either open or not announced. Even more significantly, the Company continues to have success in securing multi-year agreements for official status positions. This combination has resulted in ISC’s ability to have agreements in place for 90 percent of its current gross marketing partnership revenue target for fiscal 2009.
External Growth, Financing-Related and Other Initiatives
     The Company in a joint venture partnership with The Cordish Company (“Cordish”) resubmitted a revised joint proposal for the development of a Hard Rock Casino and certain dining and entertainment options on property adjacent to the Kansas Speedway on March 30, 2009. The revised proposal contemplates the development, depending upon market conditions and demand, of a hotel, convention facility, and a retail and entertainment district.
     The initial phase of the project, which is planned to comprise approximately 190,000 square feet, would include a 100,000 square foot casino gaming floor with approximately 2,300 slot machines and 86 table games, a high-energy center bar, and dining and entertainment options, and is projected to cost approximately $390 million. The full budget of all potential phases is projected at approximately $700 million, and would be financed by the joint venture between ISC and Cordish. Depending upon market conditions, the 50/50 joint venture anticipates funding the development with between 20 and 40 percent equity. The remaining portion is expected to be funded by secured project debt financing obtained by the joint venture.

ISC REPORTS 2009 FIRST QUARTER RESULTS	PAGE 5
     The Lottery Commission will evaluate the proposals and will then seek to negotiate management agreements with those managers it intends to recommend to the Gaming Commission. The timeline for the Lottery Commission negotiations and review process is defined as 90 days followed by a review by the Kansas Lottery Gaming Facility Review Board and background checks by the Kansas Racing and Gaming Commission. The entire process is expected to be completed by October 2009.
     Daytona Live!, a mixed-use entertainment destination development that the Company is also pursuing in a 50/50 joint venture with Cordish, is expected to have the ISC and NASCAR headquarters building completed and open in the fourth quarter of 2009. The retail, dining, and entertainment component of Daytona Live! is being actively marketed by Cordish. Final design plans that will include local market studies and further project analysis for the development of the retail, dining and entertainment, and hotel components are being completed. These phases of the development will be market driven, and no construction will begin until the timing is appropriate.
     On Staten Island, ISC continues to have discussions with interested buyers for the 676 acre parcel, and remains hopeful that a transaction will occur in 2009. The Company is also continuing through the audit appeals process with the Internal Revenue Service (“IRS”) and is having very productive conversations concerning a settlement.
     Once ISC sells the Staten Island property and/or secures a favorable settlement with the IRS, the Company will evaluate opportunities to reduce debt and further invest in the business, including additional share repurchases. ISC ceased repurchasing shares in September 2008 as a result of the turbulent credit markets and its desire to conserve cash.
     As it relates to the Company’s $150 million Senior Note mid-April 2009 maturity (the “Maturity”), ISC remains in a favorable financial position and does not need to access the current turbulent credit markets. As such, the Maturity will be funded by available cash from its revolving credit facility borrowings that it drew down in October 2008. The Company plans to pay down the balance on the credit facility by mid-2010, which is one year prior to its maturity.
Capital Spending
     Given its desire to continue to build on its significant cash position, the Company anticipates spending between $50 million and $55 million on capital expenditures at its existing facilities. This is viewed as the minimum amount of investment necessary for maintenance cap-ex, safety and regulatory requirements, and preserving the guest experience. Excluded from this estimate is approximately $45 million in spending for ISC’s headquarters building as part of Daytona Live!, of which approximately $41 million is funded by the construction loan secured in July 2008. Also excluded is $2 million to $3 million of capitalized costs, including property taxes, for Staten Island.

ISC REPORTS 2009 FIRST QUARTER RESULTS	PAGE 6
Financial Guidance
     The Company is revising its full year guidance as a result of further weakening of the macroeconomic environment. ISC now expects 2009 full year total revenue will range between $700 million to $720 million and full year non-GAAP earnings of $1.80 to $2.00 per diluted share. As it is still early in the year, the Company is more comfortable at the low end of these ranges. The non-GAAP earnings per share estimates exclude additional depreciation associated with the Daytona Live! project, impairment of long-lived assets associated with the net book value of assets retired from service, and the operating results from ISC’s equity investment in MA.
     MA’s management team is currently doing a thorough re-evaluation of the business given the unique challenges facing the sales of licensed goods in sports as a result of the current economic landscape. As MA currently has less visibility than ISC’s core business of promoting motorsports events, the Company is not including MA’s results in its 2009 non-GAAP earnings guidance. ISC currently expects MA will post an operating loss for 2009.
     As it relates to margins, ISC currently anticipates the following:

Year
Ending
11/30/09
EBITDA (1)	33% — 35%
Operating	23% — 25%

(1)	EBITDA is a non-GAAP financial measure used by the Company as an important indicator of its operating margin. It is defined as earnings before interest, taxes, depreciation and amortization.
Outlook
     “Although we expect our business will continue to be impacted by a challenging macroeconomic environment throughout 2009, we enjoy a business model that benefits from strong consumer support and a solid foundation of contracted revenues,” stated Ms. France Kennedy. “These significant top-line visibilities combined with undertaken cost containment measures help ensure that our business will continue to generate substantial cash flow.”
     Ms. France Kennedy concluded, “Our success is also predicated on NASCAR racing which continues to be healthy and popular not only with the tens of millions of passionate fans but also with corporate America. It remains the largest spectator sport, second highest rated sport on television, and leads all major sports properties in sponsor satisfaction. For the past 60 years, NASCAR racing has offered its participants one of the most stable and growth-oriented business models in all of sports, and we expect that trend to continue well into the future.”
Conference Call Details
     The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 92154372. A live Webcast will also be available at that time on the Company’s Web site, www.iscmotorsports.com, under the “Investor Relations” section.

ISC REPORTS 2009 FIRST QUARTER RESULTS	PAGE 7
     A replay will be available two hours after the end of the call through midnight Tuesday, April 14, 2009. To access, dial toll free (800) 642-1687 and enter the code 92154372, or visit the “Investor Relations” section of the Company’s Web site.
     International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the Daytona 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC promotes major motorsports activities in Montreal, Quebec, through its wholly owned subsidiary, Stock-Car Montreal.
     The Company also owns and operates MRN® Radio, the nation’s largest independent sports radio network; the Daytona 500 ExperienceSM, the “Ultimate Motorsports Attraction” in Daytona Beach, Florida, and official attraction of NASCAR®; and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, ISC has an indirect 50 percent interest in Motorsports Authentics®, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company’s Web site at www.iscmotorsports.com.
     Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.
(Tables Follow)

ISC REPORTS 2009 FIRST QUARTER RESULTS	PAGE 8
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	February 29, 2008	February 28, 2009
	(Unaudited)
REVENUES:
Admissions, net	$56,113	$47,836
Motorsports related	112,845	102,534
Food, beverage and merchandise	22,690	13,409
Other	2,211	2,340

	193,859	166,119

EXPENSES:
Direct expenses:
Prize and point fund monies and NASCAR sanction fees	33,053	34,142
Motorsports related	35,336	29,109
Food, beverage and merchandise	12,784	9,477
General and administrative	27,711	24,935
Depreciation and amortization	17,317	18,391
Impairment of long-lived assets	731	70

	126,932	116,124

Operating income	66,927	49,995
Interest income and other	(3,060)	464
Interest expense	(3,593)	(6,270)
Minority interest	—	171
Equity in net income (loss) from equity investments	1,794	(1,639)

Income from continuing operations before income taxes	62,068	42,721
Income taxes	25,826	17,533

Income from continuing operations	36,242	25,188

Discontinued operations	(31)	(42)

Net income	$36,211	$25,146

Basic earnings per share:
Income from continuing operations	$0.71	$0.52
Loss from discontinued operations	—	—

Net income	$0.71	$0.52

Diluted earnings per share:
Income from continuing operations	$0.71	$0.52
Loss from discontinued operations	—	—

Net income	$0.71	$0.52

Basic weighted average shares outstanding	50,928,554	48,548,395

Diluted weighted average shares outstanding	51,038,079	48,677,666

ISC REPORTS 2009 FIRST QUARTER RESULTS	PAGE 9
Consolidated Balance Sheets
(In Thousands)

	November 30, 2008	February 28, 2009
		(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$218,920	$241,011
Short-term investments	200	200
Restricted cash	2,405	1,603
Receivables, less allowance of $1,200 in 2008 and 2009	47,558	119,128
Inventories	3,763	4,317
Deferred income taxes	1,838	2,059
Prepaid expenses and other current assets	7,194	14,596

Total Current Assets	281,878	382,914

Property and Equipment, net	1,331,231	1,336,357
Other Assets:
Long-term restricted cash and investments	40,187	36,394
Equity investments	77,613	76,104
Intangible assets, net	178,841	178,815
Goodwill	118,791	118,791
Deposits with Internal Revenue Service	117,936	117,936
Other	34,342	21,487

	567,710	549,527

Total Assets	$2,180,819	$2,268,798

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$153,002	$152,994
Accounts payable	26,393	32,146
Deferred income	103,549	148,472
Income taxes payable	8,659	13,523
Other current liabilities	18,035	21,606

Total Current Liabilities	309,638	368,741

Long-Term Debt	422,045	421,809
Deferred Income Taxes	104,172	106,977
Long-Term Tax Liabilities	161,834	162,669
Long-Term Deferred Income	13,646	13,878
Other Long-Term Liabilities	28,125	29,113
Commitments and Contingencies	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized; 27,397,924 and 27,741,939 issued and outstanding in 2008 and 2009, respectively	274	277
Class B Common Stock, $.01 par value, 40,000,000 shares authorized; 21,150,471 and 20,806,456 issued and outstanding in 2008 and 2009, respectively	211	208
Additional paid-in capital	497,277	497,881
Retained earnings	665,405	690,380
Accumulated other comprehensive loss	(21,808)	(23,135)

Total Shareholders’ Equity	1,141,359	1,165,611

Total Liabilities and Shareholders’ Equity	$2,180,819	$2,268,798

ISC REPORTS 2009 FIRST QUARTER RESULTS	PAGE 10
Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended
	February 29, 2008	February 28, 2009
	(Unaudited)
OPERATING ACTIVITIES
Net income	$36,211	$25,146
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,317	18,391
Minority interest	—	(171)
Stock-based compensation	937	604
Amortization of financing costs	129	129
Deferred income taxes	4,418	2,898
(Income) loss from equity investments	(1,794)	1,639
Impairment of long-lived assets, non-cash	328	70
Other, net	3,707	(3)
Changes in operating assets and liabilities:
Receivables, net	(71,395)	(71,570)
Inventories, prepaid expenses and other assets	(5,774)	(8,296)
Accounts payable and other liabilities	5,744	6,021
Deferred income	42,631	45,155
Income taxes	15,188	5,385

Net cash provided by operating activities	47,647	25,398

INVESTING ACTIVITIES
Capital expenditures	(37,981)	(20,042)
Proceeds from affiliate	—	12,500
Advance from affiliate	—	(200)
Decrease in restricted cash	—	4,595
Proceeds from short-term investments	41,300	—
Purchases of short-term investments	(2,250)	—
Other, net	(781)	10

Net cash provided by (used in) investing activities	288	(3,137)

FINANCING ACTIVITIES
Proceeds under credit facility	20,000	—
Payments under credit facility	(1,126)	—
Payments of long-term debt	—	(170)
Reacquisition of previously issued common stock	(50,000)	—

Net cash used in financing activities	(31,126)	(170)

Net increase in cash and cash equivalents	16,809	22,091
Cash and cash equivalents at beginning of period	57,316	218,920

Cash and cash equivalents at end of period	$74,125	$241,011

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